EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                    September 7, 1996      September 9,1995
PRIMARY
NET INCOME                             $139,455                 $117,400

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         470,786                  482,695
       STOCK OPTIONS                        387                        0
                                        471,173                  482,695

PRIMARY EARNINGS PER SHARE (*)         $  .2960                 $  .2432

FULLY DILUTED

NET INCOME                             $139,455                 $117,400
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         2,420                    2,422
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $141,875                 $119,822

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        470,786                  482,695
        STOCK OPTIONS                       622                        0
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (AS OF DATE OF ISSUE
          JUNE 14, 1993)                 14,480                   14,557
                                        485,888                  497,252


FULLY DILUTED EARNINGS PER SHARE (*)   $  .2920                 $  .2410



(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.